Studio Tarchini

6928 Manno

NAIE Centro Galleria 6928 Manno

Manno, September 15, 2005

Lease of space nr. 10 – 1st floor Centro Galleria 1

Dear Mr. Petrini,

As agreed with Mr. Silvio Tarchini during the meeting on Sept. 02, 2005 we take good note of your request to anticipate to Oct. 1, 2005 in place of January 1, 2006 the lease of space nr. 10 – 1st floor Galleria 1 (highlighted in yellow in the attached map).

As per your request, the surface will be enlarged with additional 39.34 sqm (highlighted in green on the attached map).

Therefore, the new yearly lease of space 10 of globally 564.19 sqm. is CHF 70’500,- / VAT excluded, with a first payment on October 1, 2005.

All the other clauses are as per the lease contract dated May 9, 2005.

Best regards,

Silvio Tarchini

For acceptance